Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Clear Channel Outdoor Holdings, Inc. (such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as “Company”) and Christopher William Eccleshare (“Employee”).

1.	TERM OF EMPLOYMENT

This Agreement is entered into on March 4, 2019 and shall end on 31 December, 2021 (the “Employment Period”), unless otherwise terminated earlier in accordance with Section 7. Company shall have the option to extend the Employment Period for an additional one (1) year period by providing at least ninety (90) days prior written notice to Employee that the Employment Period shall be so extended, subject to termination in accordance with Section 7. The term “Employment Period” shall refer to the Employment Period if and as so extended. Employee’s period of continuous employment began on 31 August 2009.

This Agreement shall be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement shall not become effective or operative (and neither party shall have any obligation hereunder) until the date on which the separation of Company from iHeartMedia, Inc., in accordance with the plan of reorganization filed by iHeartMedia, Inc. with the U.S. Bankruptcy Court for the Southern District of Texas pursuant to Chapter 11 of the U.S. Bankruptcy Code, occurs (such date, the “Effective Date”).

As of the Effective Date, this Agreement shall supersede and replace in its entirety that certain Employment Agreement between Employee and Company, which commenced on January 24, 2012, and all amendments thereto (the “Current Agreement”) unless specified otherwise in this Agreement. For the avoidance of doubt, prior to the Effective Date, the Current Agreement applies.

2.	TITLE AND EXCLUSIVE SERVICES

(a)

Title and Duties. Employee’s title is Chief Executive Officer, Clear Channel Outdoor Holdings, Inc., and Employee will perform job duties that are usual and customary for this position. Employee will report to the Board of Directors of Company (the “Board”) and shall perform such duties on behalf of Company which are reasonably consistent with his position and status as may be assigned by the Board from time to time. Employee acknowledges receipt of Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(b)

Place of Work. Employee’s principal place of work will be in the United Kingdom, and he shall undertake any travel (within the United Kingdom or abroad, including the United States) as may be necessary for the proper performance of his duties. Company reserves the right to issue terms commensurate with the terms of this Agreement relating to time Employee is required to work outside the UK, and any such terms will be notified to Employee separately; provided that, any terms relating to time Employee is required to work outside the UK that is in excess of four (4) weeks per trip will be agreed between Company and Employee in writing.

(c)	Hours of Work. Employee will work such hours as are required for the proper performance of his duties.

(d)

Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided, however, that (i) with advance notice to the Chairman of the Board, Employee may participate in professional, civic or charitable organizations and any other activities approved by the Chairman of the Board, such approval to be given so long as such participation does not interfere or conflict with the performance of Employee’s duties or conflict in any material way with the business of Company or Employee’s obligations under this Agreement, and (ii) Employee and Company acknowledge and agree that Employee may continue to serve in his current positions as a trustee of Donmar Warehouse and as a non-executive director of Centaur Media Plc and Britvic Plc.

3.	COMPENSATION AND BENEFITS

(a)

Base Salary. As of 1 January, 2019, Employee shall be entitled to receive an annual base salary of $1,250,000 U.S. dollars (“Base Salary”) while he is employed. Subject to the remaining terms of this clause 3(a) the Base Salary shall be payable in equal monthly installments in accordance with Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time. In respect of the period between 1 January 2019 and the Effective Date, as soon as reasonably practicable following the Effective Date, Company shall make a lump sum payment to Employee, less applicable payroll taxes and other deductions, in an amount equal to $20,833.34 U.S. dollars, multiplied by the number of calendar months or part calendar months between 1 January, 2019 and the Effective Date (such lump sum payment, the “Catch-up Payment”). Further, as soon as reasonably practicable following the Effective Date, the Company will contribute to Employee’s private pension plan (or pay as otherwise directed by Employee, so long as such direction is consistent with past practice) an additional amount equal to the product of 0.15 multiplied by the amount of the Catch-up Payment. Employee’s Base Salary shall be reviewed at least annually for possible increase by the Board. Employee shall not be entitled to any fees in respect of any Company directorship or other office.

(b)

Vacation. While employed, Employee is entitled to thirty (30) paid vacation days per year plus UK public holidays, which shall accrue and accumulate in accordance with applicable Company policy. Employee will not be permitted to carry over more than five (5) unused paid vacation days’ entitlement into a following year except in exceptional circumstances. Employee shall, subject to the provisions of this Section 3(b), have no right to payment in lieu of any vacation not taken.

Upon termination of Employee’s employment, Employee shall either be entitled to salary in lieu of any outstanding pro rata vacation entitlement or be required to repay to Company any salary received in respect of vacation taken in excess of his pro rata vacation entitlement, such payment to be calculated on the basis of 1/260th of Employee’s Base Salary for each day of outstanding or excess vacation entitlement as appropriate.

(c)

Annual Bonus. Eligibility for an annual cash bonus (the “Annual Bonus”) is based on financial and performance criteria established by Company and approved in the annual budget, pursuant to the terms of the applicable bonus plan which operates at the discretion of Company and the Board, and is not a guarantee of compensation. The payment of any Annual Bonus shall be paid no later than 15 March of the calendar year following the calendar year in which the Annual Bonus was earned (within the short-term deferral period under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder

(“Section 409A”)). Employee’s Annual Bonus target shall be no less than 110% of Employee’s Base Salary, and Employee shall be eligible to earn an Annual Bonus up to a maximum of 160% of Employee’s Base Salary. The Annual Bonus for 2019 will be based on Base Salary as of 1 January 2019.

(d)

Retention Bonus. Provided Employee remains employed, and is not on garden leave following a notification by Company of termination without Cause pursuant to Sections 7(a)(i) and 7(a)(ii), on 1 January, 2020, Employee shall earn a retention bonus payment of $875,000 U.S. dollars, which shall be paid on Company’s first regularly scheduled payroll date following 1 January, 2020 (the “Second Retention Bonus Payment”).

In the event Employee’s employment was terminated by Company for Cause pursuant to Section 7(d) or by Employee without Good Cause pursuant to Section 7(a), and the date of such termination is on or before 30 June, 2019, Employee acknowledges and agrees that he is required to repay, and shall repay to Company within ten (10) days of his date of termination (unless otherwise directed by Company), 100% of the After-Tax Value (as defined below) of the first retention bonus payment (which was in an amount equal to $875,000 U.S. dollars) that he received in January 2018 (the “First Retention Bonus Payment”).

In the event Employee’s employment was terminated by Company for Cause pursuant to Section 7(d) or by Employee without Good Cause pursuant to Section 7(a), and the date of such termination is on or after 1 July, 2019 and on or before 30 June, 2020, Employee acknowledges and agrees that he will either not receive the Second Retention Bonus Payment (if the date of termination is on or before 31 December, 2019) or he will be required to repay to Company within ten (10) days of his date of termination, 100% of the After-Tax Value of the Second Retention Bonus Payment. For purposes of clarification, there is no repayment requirement for the First Retention Bonus Payment if Employee remains employed after 30 June, 2019, and there is no repayment requirement for the Second Retention Bonus Payment after 30 June, 2020, whether or not Employee remains employed.

For purposes of this Section 3(d), the “After-Tax Value” of the retention bonus payment(s) means the applicable portion of the retention bonus payment net of any and all taxes and social security contributions (including but not limited to national insurance contributions) Employee is required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. Company shall determine the After-Tax Value of the retention bonus payment(s) within ten (10) business days following the date of termination (and if not determined within this time frame, the deadline described in the second paragraph of this Section 3(d) for repayment by Employee shall be adjusted accordingly), which determination shall be conclusive and binding. It is the intention that no portion of the After-Tax Value of the retention bonus payment(s) which is repayable by Employee and which is attributable to any tax benefit available to Employee shall be paid until Employee has actually received such tax benefit.

In the event Company terminates Employee’s employment without Cause pursuant to Section 7(a) or Employee terminates his employment for Good Cause pursuant to Section 7(e) following a “change of control” that occurs prior to January 1, 2020, as determined by the Board acting in its sole discretion, Employee shall be entitled to receive payment of any unpaid Second Retention Bonus Payment.

(e)

Prior Additional Bonuses and Awards. Any “Additional Bonus” amount(s) that have been previously awarded to Employee but have not yet vested and been paid by Company shall be unaffected by this Agreement (except as it relates to Section 8). A description of such Additional Bonus awards is attached hereto as Exhibit A. Further, Employee’s previously granted equity awards that remain outstanding are described in Exhibit A and shall be treated in accordance with the terms of the applicable award agreements and the Company’s 2012 Stock Incentive Plan (including, for the avoidance of doubt, upon any termination of Employee’s employment).

(f)

One-Time Equity Compensation Award Grant. As soon as practicable following the Effective Date, but in any event within ninety (90) days following the Effective Date, if Employee is employed on such grant date, Employee shall receive a one-time equity compensation award grant with an aggregate value of $6,000,000 U.S. dollars (the “2019 Equity Award Grant”). Seventy-five percent (75%) of the 2019 Equity Award Grant shall be comprised of stock options, which shall have a grant date fair value (for purposes of reporting in the summary compensation table of Company’s annual proxy statement) of $4,500,000 U.S. dollars and an exercise price based on the Volume Weighted Average Price of Company stock for the 15 trading days preceding and the 15 trading days following the Effective Date (the “Effective Date VWAP”). The remaining twenty-five percent (25%) of the 2019 Equity Award Grant shall be comprised of restricted stock units, with the number of shares of Company stock subject to the restricted stock unit grant determined by dividing $1,500,000 by the Effective Date VWAP and rounding down to the nearest whole number. The 2019 Equity Award Grant shall vest in three equal annual installments on each of 31 December, 2019, 31 December, 2020 and 31 December, 2021, if Employee remains employed on each such annual vesting date, subject to the provisions of Section 8. Notwithstanding the foregoing, the 2019 Equity Award Grant shall in all events be subject to the approval of the Board or the Compensation Committee of the Board, as applicable, and the terms of the applicable award agreement(s) and equity compensation plan.

(g)

Benefits. While employed, Employee will be eligible to participate in various benefit programs provided by Company on the same terms and conditions as they are made available to other similarly situated employees. In addition, while employed, Employee will continue to receive the following benefits at the same levels as in effect immediately prior to the Effective Date: Company contributions to a private pension plan (or equal payments by Company as otherwise directed by Employee, so long as any such direction is consistent with past practice), a £1500 monthly car allowance, private health insurance and life insurance (in an amount equal to four times Employee’s annual base salary).

(h)	Expenses.

(i)

Company will reimburse Employee for business expenses (including, but not limited to, travel and entertainment related expenses) incurred while Employee is employed, consistent with past practices pursuant to Company policy.

(ii)

Company agrees to reimburse Employee for the reasonable costs and expenses, not to exceed $25,000 U.S. dollars annually (fully grossed up for applicable taxes), associated with Employee’s filing of his US and UK personal income tax returns, as applicable, while employed and for a period of twelve (12) months following the termination of Employee’s employment for any reason.

(iii)

Company agrees to reimburse Employee for up to four (4) long-haul flights per calendar year for Employee’s wife when she accompanies Employee on Company business while Employee is employed in the same flight class as Employee, subject to an annual price limit to be agreed upon by Company and Employee.

(iv)	Any reimbursement under this Agreement that would constitute nonqualified deferred compensation shall be paid in compliance with Section 409A.

(i)

Taxes. Compensation pursuant to this Agreement shall in all cases be less applicable payroll taxes and other deductions. For the purposes of the Employment Rights Act 1996 and otherwise, Employee consents to the deduction from his wages or from any other sums owed to Employee by Company of any sums owing by him to Company at any time. Employee shall be responsible for Employee’s US and UK income taxes and Employee’s share of Social Security/National Insurance, on all income arising under this Agreement. However, if the actual UK and US income tax and Social Security/National Insurance in a given year while Employee is employed exceeds the tax obligation that Employee would have incurred on the same income had Employee remained subject only to UK income tax and National Insurance over the same period, Company will reimburse this excess tax in respect of Employee’s employment on a fully grossed-up basis for applicable taxes. Each year, a Company-approved tax advisor will prepare the calculation on a UK stay-at-home basis to determine if any excess tax has been incurred on the part of Employee. For the avoidance of doubt, all calculations pursuant to this Section 3(i) shall exclude all taxable income not paid by Company (or a subsidiary or affiliate of Company), including any personal investment income earned by Employee.

(j)	Exchange Rate. Any payments owed to Employee pursuant to this Agreement and expressed or calculated in U.S. dollars shall be paid based upon an exchange rate of 0.7765.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)

Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s permits, landlord and property owner information, marketing plans, growth strategies, target lists, performance goals, operational strategies, specialized training expertise, employee development, engineering information, sales information, terms of negotiated leases, client and customer lists, contracts, representation agreements, pricing information, production and cost data, fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by Company, information about employees obtained by virtue of an employee’s job responsibilities and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). Employee acknowledges that such Confidential Information is proprietary and, without prejudice to his general duties at common law in relation to Confidential Information, agrees during the Employment Period or at any time after the termination of this Agreement not to disclose it to anyone outside Company and to use his best endeavours to prevent any disclosure, communication or use by any other person of such Confidential Information except to the extent that: (i) it is necessary in connection with performing Employee’s duties; or (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company of any such court order or any request by a third party for Confidential Information, shall cooperate with

Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use trade secrets in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b)

Employee understands, agrees and acknowledges that the provisions in this Section 4 do not apply to any disclosures required or permitted by law. For the avoidance of doubt, Employee understands, agrees and acknowledges that the provisions in this Agreement do not prohibit or restrict Employee from communicating with the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Department of Labor, the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission or any other U.S. governmental authority, exercising Employee’s rights, if any, under the U.S. National Labor Relations Act to engage in protected concerted activity, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority or cooperating with or participating in a legal proceeding relating to such violations including providing documents or other information. Employee is hereby provided notice that under the U.S. Defend Trade Secrets Act (DTSA): (i) no individual will be held criminally or civilly liable under U.S. Federal or State trade secret law for the disclosure of a trade secret (as defined in the U.S. Economic Espionage Act) that: (A) is made in confidence to a U.S. Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(c)	The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.	PROTECTION OF BUSINESS INTERESTS

(a)

In consideration for the payments and other benefits due to Employee under this Agreement, Employee agrees to be bound by the provisions of the Schedule attached hereto (the “Schedule”) to protect the legitimate interests of Company.

(b)

Employee agrees that if he receives any offer of employment or any other work during the Employment Period or at any time during the Restricted Period (as defined in the Schedule), Employee will give to the person offering employment or engagement a copy of this Section 5 and the Schedule.

6.	INCAPACITY

(a)

Employee shall from time to time at the request of the Board and expense of Company submit to medical examinations and tests by a medical practitioner nominated by the Board, the results of which shall, subject to the provisions of the Access to Medical Reports Act 1988 (as applicable), be disclosed to Company.

(b)

If Employee is absent from and unable to perform his duties as a result of his incapacity for a period of seven days or more he will produce medical certificates to Company in respect of his absence and shall keep Company informed of the progress of and material developments in relation to such incapacity.

(c)	Employee shall be entitled to receive statutory sick pay during absence for sickness or injury. Any additional payments shall be at the absolute discretion of the Board.

(d)

If Employee is absent due to illness for more than three months, the Board shall be entitled at any time thereafter to appoint a further executive director or employee to perform Employee’s duties and to exercise his powers.

7.	EARLY TERMINATION OF THE EMPLOYMENT PERIOD

(a)

Termination by Company Without Cause / Termination by Employee Without Good Cause. Company shall at all times be entitled to terminate this Agreement without “Cause” (as defined in Section 7(d)), and Employee shall at all times be entitled to terminate this Agreement without “Good Cause” (as defined in Section 7(e)), in each case, in accordance with Section 7(a)(i) or (iii), and Company may exercise its rights under Section 7(a)(i), (ii) or (iii), notwithstanding that such action may prejudice Employee’s eligibility for or entitlement to receive benefits under any insurance scheme in respect of which Company pays or has paid premiums for Employee or any bonus, share option, commission, carried interest or other incentive plan or scheme in which Employee may from time to time participate or be a member or be eligible to participate or become a member.

(i)

Termination on notice. Employee’s employment under this Agreement can be terminated at any time by Company without Cause by giving to Employee not less than six (6) months prior written notice, and by Employee without Good Cause by giving to the Board not less than ninety (90) days prior written notice.

(ii)

Garden leave or Suspension. The Board may, at any time, (x) following the giving of notice by either party under Section 7(a)(i) to terminate this Agreement, for the unexpired period of notice, or (y) for a reasonable period in order to investigate a complaint against Employee, cease to provide work for Employee or require him to perform only such duties, specific projects or tasks expressly assigned by Company, by giving written notice to him of the same. During such period the other provisions of this Agreement, including those relating to Employee’s remuneration (except as otherwise set forth in the following sentence), shall continue to have full force and effect, but Employee shall not be entitled to access to any premises of Company. If Company elects to place Employee on garden leave pursuant to clause (x) above, Employee shall cease to be eligible to earn an Annual Bonus for the remainder of the then-current calendar year. During such period, the Board shall be entitled at any time to appoint another executive, director or employee to act jointly with Employee, and in that event Employee shall perform his duties and exercise his powers in a manner which shall be consistent with such appointment. During such period, Employee shall:

(A) if requested by Company, refrain from contacting employees, customers, and professional contacts of Company except where such employees, customers, or professional contacts are personal friends of Employee and he is contacting them in a personal capacity; and

(B) comply with any requests by Company in relation to managing, updating or refraining from updating any social media account held by Employee containing professional contacts; and

(C) if requested by Company, resign from any directorship or office or cease to be an authorised signatory of Company or hold a Power of Attorney for Company; and

(D) if requested by Company, take vacation which has accrued up to the commencement of such period, or which accrues during such period, during the period on such day or days as Company may specify. No contractual vacation entitlement shall accrue during the period itself but, for the avoidance of doubt, Employee’s entitlement to vacation pursuant to Regulation 13 of the Working Time Regulations 1998 shall continue to accrue; and

(E) not make any public statements in relation to Company or any of its officers or employees; and

(F) continue to be bound by the express and implied duties of his employment, including, without limitation, by the duty of fidelity and good faith owed to Company and those described in Sections 4 and 5.

(iii)

Payment in lieu of notice. Notwithstanding the notice periods described in Section 7(a)(i), Company may, at its sole and absolute discretion, terminate Employee’s employment forthwith at any time (including during any period of garden leave described in Section 7(a)(ii)) by serving a notice under this Section 7(a)(iii) stating that this Agreement is being terminated in accordance with this Section 7(a)(iii) and undertaking to pay to Employee the amount of Base Salary that would have been paid to Employee for the period from the date of such notice pursuant to this Section 7(a)(iii) through the end of the applicable notice period (subject to tax and National Insurance), together with any accrued vacation entitlement pursuant to Section 3(b). Such amount shall be paid to Employee in a lump sum on the first monthly payroll date following the date on which Company provides notice pursuant to this Section 7(a)(iii). For the avoidance of doubt, if Company terminates this Agreement pursuant to this Section 7(a)(iii) after Employee has provided notice of termination pursuant to Section 7(a)(i), such termination shall not be considered a termination by Company without Cause for any purpose under this Agreement. For the further avoidance of doubt, if Company elects to terminate Employee’s employment forthwith pursuant to this Section 7(a)(iii), the date on which Company provides such notice to Employee shall constitute Employee’s termination date for purposes of this Agreement, and Employee shall not be entitled to any remuneration or benefits provided for in this Agreement after such date, except as may be provided in Section 8.

(b)	Death. Notwithstanding any other provision of this Agreement, Employee’s employment shall automatically terminate on his death.

(c)

Disability. Notwithstanding Section 6(d) of this Agreement, and without prejudice to Employee’s statutory rights, Company may terminate Employee’s employment under this Agreement by giving 90 days’ notice to Employee if Employee is unable to perform the essential functions of his full time position for more than 180 consecutive days in any 12 month period, subject to applicable law.

(d)

Termination By Company for Cause. Notwithstanding Section 7(a), Company may, by notifying Employee in writing, terminate employment forthwith for Cause without payment in lieu of notice, damages or compensation (save as detailed in Section 8(c)), notwithstanding that such termination may prejudice Employee’s eligibility for or entitlement to receive benefits under any insurance scheme in respect of which Company pays or has paid premiums for Employee or any bonus, share option, commission, carried interest or other incentive plan or scheme in which Employee may from time to time participate or be a member or be eligible to participate or become a member. “Cause” means one or more of the following reasons, as determined by the Board reasonably and in good faith: (i) conduct by Employee constituting a material act of willful misconduct in connection with the performance of his duties; (ii) continued, willful and deliberate non-performance by Employee of his duties hereunder (other than by reason of Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than fifteen (15) business days following written notice of such non-performance; (iii) Employee’s refusal or failure to follow lawful and reasonable directives consistent with Employee’s job responsibilities where such refusal or failure has continued for more than fifteen (15) business days following written notice of such refusal or failure; (iv) a criminal conviction of, or a plea of nolo contendere by, Employee for a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (v) a material breach by Employee of any of the provisions of this Agreement or (vi) a material violation by Employee of Company’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (i), (iii), (v) or (vi) unless Employee has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and Employee fails to cure or remedy such act, omission, or circumstances within fifteen (15) business days after receipt of such notice.

(e)

Termination By Employee For Good Cause. Employee may terminate Employee’s employment at any time for “Good Cause,” which means (i) a change in Employee’s reporting line; (ii) a material change in Employee’s titles, duties or authorities; (iii) a reduction in Employee’s Base Salary or target Annual Bonus, other than an across-the-board reduction applicable to all senior executive officers of Company; (iv) a required relocation of more than fifty (50) miles of Employee’s primary place of employment as of the Effective Date; it being understood, however, that Employee may be required to travel on business to other locations as may be required or desirable in connection with the performance of his duties specified in the Agreement; or (v) a material breach by Company of the terms of this Agreement. To invoke a termination for Good Cause, (A) Employee must provide written notice to the Board within thirty (30) days of the occurrence of any such event, (B) Company must fail to cure such event within thirty (30) days of receiving such notice and (C) Employee must terminate employment within ten (10) days following the expiration of Company’s cure period.

8.	COMPENSATION UPON TERMINATION OF THE EMPLOYMENT PERIOD

The following applies in the event Employee’s employment is terminated for any reason while this Agreement is in effect.

(a)

Death. Upon termination of employment by reason of Employee’s death, Company shall pay/provide to Employee’s designee (the identity of whom Employee shall provide to Company in writing and which can be changed by Employee at any time by written notice to Company) or, if no person is designated, to Employee’s estate: (i) Employee’s unpaid Base Salary, if any, that was earned through the termination date but not otherwise previously paid, which shall be paid within thirty (30) days after the date of Employee’s termination of employment or earlier in accordance with applicable law (“Accrued Base Salary”), (ii) the Annual Bonus and Additional Bonus, if any, that Employee earned with respect to the calendar year prior to the calendar year that includes the termination date (to the extent not paid as of the date of termination), which shall be paid at the time such Annual Bonus or Additional Bonus is payable in accordance with Section 3(c) and Exhibit A, as applicable (the “Unpaid Prior Year Bonus”), (iii) a pro-rata portion, if any, of the Annual Bonus for the calendar year that includes the termination date (calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year and payable only if an annual bonus would have otherwise been earned for such calendar year had Employee remained employed until the end of such calendar year), to be paid at the time such Annual Bonus would otherwise be required to be paid in accordance with Section 3(c) (the “Pro-Rata Bonus”), (iv) any unreimbursed business expenses and any payments or benefits required to be paid or provided under applicable employee benefit plans or equity plans, which shall be paid or provided in accordance with the terms of such plans and/or policies (the “Accrued Obligations”), and (v) accelerated vesting with respect to any portion of the 2019 Equity Award Grant that is not vested as of the termination date, which accelerated vesting shall occur on the termination date (the “2019 Equity Award Acceleration”). All payments to be made less applicable payroll taxes and other deductions. Company shall have no further obligation to Employee upon such termination under this Agreement.

(b)

Disability. Upon termination of employment pursuant to Section 7(c), Company shall pay to Employee, or, in the event of Employee’s legal incapacity, to the individual who holds a power of attorney on behalf of Employee (the “POA”), any Accrued Base Salary and Accrued Obligations. In addition, if Employee or the POA signs a Settlement and Release Agreement (a “Release”), which will include terms reasonably acceptable to Company and Employee (provided that, for the avoidance of doubt, such Release will include a release by Employee of claims against Company), then Company shall pay/provide to Employee or the POA any Unpaid Prior Year Bonus, any Pro-Rata Bonus and the 2019 Equity Award Acceleration, such payments or benefits to be made in accordance with the terms of such Release.

(c)

Termination By Company For Cause. If Company terminates Employee’s employment for Cause pursuant to Section 7(d), Company shall pay to Employee any Accrued Base Salary and any Accrued Obligations. Employee may be required to repay to Company the First Retention Bonus Payment or the Second Retention Bonus Payment, in accordance with Section 3(d), and any portion of the 2019 Equity Award Grant that is not vested as of the termination date shall be forfeited on the date of termination. Company shall have no further obligation to Employee upon such termination under this Agreement.

(d)

Termination By Company Without Cause / Termination By Employee for Good Cause / Failure of Company to Offer to Extend the Employment Period. If Company terminates Employee’s employment without Cause pursuant to Section 7(a), if Employee terminates employment for Good Cause pursuant to Section 7(e) or if Company fails to offer to extend the Employment Period in accordance with Section 1, Company shall pay/provide to Employee: (i) any Accrued Base Salary, (ii) any Accrued Obligations and (iii) any amount due under Section 7(a)(ii) and/or (iii). In addition, if Employee signs the Release, and subject to Employee’s compliance with Section 8(f), Company shall also pay/provide to Employee: (A) any Unpaid Prior Year Bonus, (B) any Pro-Rata Bonus, (C) the 2019 Equity Award Acceleration and (D) payment of an aggregate amount equal to Employee’s Base Salary, multiplied by 2.3, and reduced by the total amount of remuneration previously paid to Employee pursuant to Section 7(a)(ii) and/or (iii), which aggregate amount shall be paid in equal installments in accordance with Company’s normal payroll practices for a period of twelve (12) months following the date of such termination (the amounts in (D), the “Continued Salary Payments”), such payments to be made in accordance with the terms of such Release. Company shall have no further obligation to Employee upon such termination under this Agreement.

(e)

Termination by Employee Without Good Cause / Failure of Employee to Accept Extension of the Employment Period. In the event that Employee terminates employment without Good Cause pursuant to Section 7(a)(i) or Employee fails to affirmatively accept in writing Company’s extension of the Employment Period within thirty (30) days after when such extension is offered by Company to him in accordance with Section 1, Company shall pay Employee any Accrued Base Salary, any Accrued Obligations and, only if Company provides notice pursuant to Section 7(a)(ii) and/or (iii) after Employee has provided notice of termination without Good Cause pursuant to Section 7(a)(i), any amount due under Section 7(a)(ii) and/or (iii). Employee may be required to repay to Company the First Retention Bonus Payment or the Second Retention Bonus Payment, in accordance with Section 3(d), and any portion of the 2019 Equity Award Grant that is not vested as of the termination date shall be forfeited on the date of termination. Company shall have no further obligation to Employee upon such termination under this Agreement.

(f)	Employment by Competitor or Re-Hire by Company During Severance Pay Period.

(i)

Notwithstanding the foregoing, if Employee violates Section 5 of this Agreement prior to the end of the Restricted Period (after Employee is given a 10-day cure opportunity to the extent such violation is curable), then Employee shall forfeit any right to the pro-rata portion of the Continued Salary Payments equal to the quotient of (x) the number of days remaining in the Restricted Period after the date such breach occurs divided by (y) 365, which quotient shall be multiplied by (z) the total aggregate amount of the Continued Salary Payments. The foregoing shall not affect Company’s right to enforce Section 5 of this Agreement (including within limitation paragraph 1 of the Schedule).

(ii)

If Employee is rehired by Company during the period he is receiving Continued Salary Payments pursuant to Section 8(d), any payments or benefits owed pursuant to Section 8(d) shall cease; however, if Employee’s new annual base salary is less than the Base Salary, Company shall pay Employee the difference between the Base Salary and the new annual base salary for the remainder of such twelve (12) month period.

9.	OWNERSHIP OF MATERIALS

(a)

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire (the “Works”) and at all times are owned exclusively by Company, and in any event, Employee hereby assigns all ownership in such rights to Company. Employee understands that the Works may be modified or altered and expressly waives any rights of attribution or integrity or other rights in the nature of moral right (droit morale) which he has or may become entitled to under the Copyright Designs and Patents Act 1988 (or any equivalent laws anywhere in the world) for all uses of the Works, the intellectual property rights in which are vested in Company under this Section 9(a) or otherwise at law. Employee agrees to provide written notification to Company of any Works covered by this Agreement, execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms, even if no longer employed by Company. Employee agrees that Employee shall have no right to reproduce, distribute copies of, perform publicly, display publicly, or prepare derivative works based upon the Works. Employee hereby irrevocably designates and appoints Company as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf regarding obtaining and enforcing any intellectual property rights that were created by Employee during employment and related to the performance of Employee’s job. Employee agrees not to incorporate any intellectual property created by Employee prior to Employee’s employment, or created by any third party, into any Company work product. This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on Employee’s own time, so long as the invention does not: (i) relate directly to the business of Company; (ii) relate to Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Company.

(b)	The terms of this Section 9 shall survive the expiration or termination of this Agreement for any reason.

10.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Employee hereby consents to the Agreement being enforced by any successor or assign of Company without the need for further notice to or consent by Employee. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

11.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England and Wales (with the exception of Section 3(f) and the 2019 Equity Award Grant, which shall be governed by and construed in accordance with the laws of the State of Delaware). In the event of any claim, dispute or difference arising out of or in connection with this Agreement (with the exception of Section 3(f) and the 2019 Equity Award Grant), the parties hereto irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England and Wales. For the avoidance of doubt, all statutes identified herein are, unless otherwise noted, English statutes.

12.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment (save in relation to time spent providing testimony before a court or regulator), and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

13.	INDEMNIFICATION

Company shall, on behalf of itself and its subsidiaries and affiliates, defend and indemnify Employee for acts committed in the course and scope of employment on terms no less favorable than those provided within Company’s Certificate of Incorporation and By-Laws as of the Effective Date, and in any event, to the maximum extent permitted by applicable law. Company shall further ensure that Employee is covered under any directors’ and officers’ insurance policy which Company or any of its subsidiaries or affiliates may maintain from time to time, as applicable. For the avoidance of doubt, this clause shall survive the termination of this Agreement for any reason.

14.	COLLECTIVE AGREEMENTS

There are no collective agreements which directly affect the terms and conditions of Employee’s employment.

15.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys or as required by law. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee authorizes Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

16.	SECTION 409A COMPLIANCE

(a)

Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Employee, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(b)

In no event will Employee have discretion to determine the taxable year of payment of any Deferred Payment. Notwithstanding anything in this Agreement to the contrary, severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or in the case of installments commence on, the first regularly scheduled payroll date coincident with or following the sixty-first (61st) day following Employee’s separation from service, or if later, such time as required by paragraph (c) below. Except as required by paragraph (c), any payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the first regularly scheduled payroll date coincident with or following the sixty-first (61st) day following Employee’s separation from service and any remaining payments will be made as provided in this Agreement.

(c)

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b).

(d)

Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) will not constitute a Deferred Payment for purposes of this Section 16.

(e)

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) will not constitute a Deferred Payment for purposes of this Section 16.

(f)

The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A. In no event will Company be liable for, or have an obligation to reimburse Employee for, any taxes that may be imposed on Employee as a result of Section 409A.

(g)

For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Company’s taxable year preceding Company’s taxable year of Employee’s termination of employment as determined under Section 1.409A-1(b)(9)(iii)(A)(1) and any U.S. Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) for the year in which Employee’s employment is terminated.

(h)

For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, if Employee’s ability to receive any payments under this Agreement are conditioned upon the Release, the Release must be executed, and any applicable revocation period must lapse without revocation by Employee, prior to the sixtieth (60th) day following Employee’s separation from service, and such Release must comply with this Section 16.

17.	LIMITATION ON BENEFITS

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Company and Employee (collectively, the “Potential Parachute Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 17, would be subject to the excise tax imposed by Section 4999 of the Code, then the Potential Parachute Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Potential Parachute Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employee and Company otherwise agree in writing, any determination required under this Section 17 shall be made in writing by Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and Company for all purposes. For purposes of making the calculations required by this Section 17 the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 17. If any Potential Parachute Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments.

The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

(a)

Any disciplinary or dismissal matters affecting Employee will be dealt with by the Chairman of the Board or his nominee. There are no specific disciplinary or dismissal rules affecting Employee. Should Employee wish to appeal against any disciplinary or dismissal decision he should submit his appeal in writing to the Board whose decision on such appeal shall be final.

(b)

If Employee wishes to seek redress for any grievance relating to his employment he should first discuss the matter with the Chairman of the Board. If the matter is not then settled he should submit his grievance to the Board in writing whose decision on such grievance shall be final.

19.	MISCELLANEOUS

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof for the period defined and, upon its Effective Date, supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements (oral or written) regarding the subject matter of this Agreement. For the avoidance of doubt, the parties acknowledge that this Agreement is executed and binding prior to the Effective Date, and the Current Agreement shall remain in place until the Effective Date, and the terms of this Agreement shall not be in effect unless and until the Effective Date occurs. This Agreement may not be modified or amended except in writing signed by Employee and Company, and approved by a representative of Company’s Legal Department. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof. Nothing in this Agreement shall be construed to control or modify which entity (among Company’s family of entities) is Employee’s legal employer for purposes of any laws or regulations governing the employment relationship. Employee acknowledges receipt of Company’s employee handbook, Code of Conduct and other Company policies (available on Company’s intranet website) and agrees to review and abide by their terms, which along with any other policy referenced in this Agreement may be amended from time to time at Company’s discretion. Employee understands that Company policies do not constitute a contract between Employee and Company. Any conflict between such policies and this Agreement shall be resolved in favor of this Agreement.

Upon full execution by all parties, this Agreement shall be binding as of the date set forth in Section 1 and shall thereafter become effective and operative in accordance with Section 1.

EMPLOYEE:

/s/ Christopher William Eccleshare	Date:	March 4, 2019
Christopher William Eccleshare

COMPANY:

/s/ Robert W. Pittman	Date:	March 4, 2019
Robert W. Pittman
Chief Executive Officer, Clear Channel Outdoor Holdings, Inc.

.

EXHIBIT A

Additional Bonus Amounts (see Section 3(d) of the Employment Agreement between Employee and Company, dated January 24, 2012, as amended)

	Base	SIP Tgt %	SIP Tgt $	% Attributed	$ Attributed	$ Paid in Feb 2019	$ Paid in Feb 2020	$ Paid in Feb 2021
2016	$1,000,000	30%	$300,000	90%	$270,000	$90,000
2017	$1,000,000	30%	$300,000	100%	$300,000	$100,000	$100,000
2018	$1,000,000	30%	$300,000	100%	$300,000	$100,000	$100,000	$100,000

Total:						$290,000	$200,000	$100,000

Outstanding Equity Awards

#	Grant Date	Total Unvested	First Vesting Date	# RSUs Due to Vest	Second Vesting Date	# RSUs Due to Vest
1	21/09/2016	25,000	21/09/2019	12,500	21/09/2020	12,500
2	24/02/2017	4,191	21/09/2019	2,095	21/09/2020	2,096
3	30/06/2017	70,588	28/06/2019	70,588
4	12/09/2018	221,729	12/09/2021	110,864	12/09/2022	110,865

Total		321,508

THE SCHEDULE

PROTECTION OF BUSINESS INTERESTS

In order to protect the Confidential Information, trade secrets and staff and business connections of the Company and each Group Company, to which you have access as a result of the Employment, you covenant with the Company on behalf of itself and as agent and trustee for each Group Company as follows.

1	NON-COMPETITION

You hereby agree that you shall not (without the consent in writing of the Board) for a period of twelve (12) months immediately following the Termination Date (the “Restricted Period”) within the Prohibited Area and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant, partner, LLP member or in any other capacity whatsoever), in competition with the Company or any Group Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with, any Competing Activities including but not limited to Competing Activities for or on behalf of the companies currently known as JCDecaux, Exterion Media, Fairway Outdoor, Adams Outdoor, Outfront Media, Lamar, Van Wagner, Wall, Stroer, Gallery, Titan Media Company, News Outdoor, Primesight, Fors Medya, Ocean, Eyecorp, 8 Outdoor or Outdoorplus or their successors in title.

2	FURTHER PROTECTIONS

You hereby agree that you shall not (without the consent in writing of the Board) for a period of nine (9) months immediately following the Termination Date within the Prohibited Area and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant, partner, LLP member or in any other capacity whatsoever), be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:

(a)	any Target Business Entity; or

(b)	any Acquiring Business Entity.

3	SHAREHOLDINGS

FOR THE AVOIDANCE OF DOUBT the provisions of paragraphs 1 and 2 do not prevent you from holding any securities in any company.

4	NON-SOLICITATION OF CUSTOMERS

You hereby agree that you shall not for a period of twelve (12) months immediately following the Termination Date whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant, partner, LLP member or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company or any Group Company, the custom or business of any Customer or Prospective Customer:-

(c)	with whom you have had personal contact or dealings on behalf of the Company or any Group Company during the Relevant Period; or

(d)	for whom you were in a client management capacity on behalf of the Company or any Group Company during the Relevant Period; or

(e)	about whom you have obtained confidential information during the Relevant Period.

5	NON-SOLICITATION OF EMPLOYEES

You hereby agree that you will not for a period of twelve (12) months immediately following the Termination Date whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant, partner, LLP member or in any other capacity whatsoever), directly or indirectly:

(a)	(i) induce or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the employment of the Company or any Group Company (as applicable); or

(b)	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

6	INTERFERENCE WITH SUPPLIERS

You hereby agree that you shall not, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant, partner, LLP member or in any other capacity whatsoever), directly or indirectly (i) for a period of twelve (12) months immediately following the Termination Date and (ii) in relation to any contract or arrangement which the Company or any Group Company has with any Supplier for the exclusive supply of goods or services to the Company or any Group Company, for the duration of such contract or arrangement:

(a)	interfere with the supply of goods or services to the Company or any Group Company from any Supplier; or

(b)	induce any Supplier of goods or services to the Company or any Group Company to cease or decline to supply such goods or services in the future.

7	GROUP COMPANIES

7.1

The provisions of paragraphs 7.2 and 7.3 below shall only apply in respect of those Group Companies (i) to whom you gave services, or (ii) for whom you were responsible, or (iii) with whom you were otherwise concerned, in the Relevant Period.

7.2

Paragraphs 1, 2, 4, 5, 6, and 8 in this Schedule shall apply as though references to the “Group Company” were substituted for reference to the Company. The obligations undertaken by you pursuant to this Schedule shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company.

7.3

In relation to each Group Company referred to in paragraphs 7.1 and 7.2 above, the Company contracts as trustee and agent for the benefit of each such Group Company. You agree that, if required to do so by the Company, you will enter into covenants in the same terms as those set out in paragraphs 1, 2, 4, 5, 6, and 8 hereof directly with all or any of any such Group Companies, mutatis mutandis. If you fail, within 7 days of receiving such a request to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by you, to execute all such documents as are required to give effect to the foregoing, on your behalf.

8	GENERAL

8.1

The period of restriction set out in paragraphs 1 to 6 is to be reduced by any time during which you are required by the Company both not to attend work and not to perform your normal duties of employment as provided for in Section 7(a)(ii) of the Agreement.

8.2

Each of the restrictions in this Schedule is intended to be separate and severable and in the event that any of such restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording or range of activities, services or products were deleted, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

8.3

If you apply for or are offered a new employment, appointment or engagement, before entering into any related contract, you will bring the terms of this Schedule to the attention of a third party proposing directly or indirectly to employ, appoint or engage you.

9	DEFINITIONS

For the purposes of this Schedule, the following words and cognate expressions shall have the following meanings:

9.1

“Acquiring Business Entity” means any business howsoever constituted (including financial investors and private equity houses) which is at any time a business which has approached or has identified the Company, any Group Company or any other business howsoever constituted in the out of home industry as (i) a potential acquisition or investment target; and/or (ii) a potential party to any joint venture, where your role, duties, services, involvement or engagement with such business would relate to or involve (1) any business or part of the Company or any Group Company in which you were involved to a material extent, or about which you obtained Confidential Information, at any time in the Relevant Period; or (2) any other business in the out of home industry.

9.2	“Board” means the Board of Directors of the Company.

9.3

“Company Employee” means any person who was employed by (i) the Company or (ii) any Group Company, for at least 3 months prior to and on the Termination Date and with whom you had material contact or dealings in performing your duties of employment and:

(a)	who had material contact with customers or suppliers of the Company or any Group Company in performing duties of employment with the Company or any Group Company (as applicable); and/or

(b)	who was a member of the management team or Board of the Company or any Group Company (as applicable); and/or

(c)	who was a member of the Clear Channel International Talent programme (or any equivalent programme) of the Company or any Group Company (as applicable).

9.4	“Competing Activities” means:

(a)	the ownership, operation and/or development of advertising structures including advertising panels designed to display advertisements (whether static or moveable and whether indoor or outdoor); and/or

(b)

the supply or tender for any contract to supply out of home services and/or urban infrastructure services (including bike schemes) to municipality and private landlords whether directly or indirectly with a view to providing the resultant advertising opportunities to clients or ownership of a business which supplies or tenders for any contract to supply such services; and/or

(c)

the supply of any other products or services which are the same as or materially similar to those provided by the Company or any Group Company at any time during the Relevant Period with which you were either personally concerned or for which you were responsible or about which you held Confidential Information during the Relevant Period; and/or

(d)	the provision of advice in respect of any of the activities referred to in (a) to (c) above.

9.5	“Confidential Information” shall be given the meaning set out in Section 4 of the Agreement;

9.6	“Customer” means:

(a)

any person, firm, company or other organisation whatsoever to whom the Company or any Group Company supplies or has supplied any products or services including without limitation advertisement space (whether static or moveable and whether indoor or outdoor), and/or any other advertising opportunity in the Relevant Period; and

(b)

any municipality or private landlord in respect of whom the Company or any Group Company supplies or has supplied out of home services or any urban infrastructure services (including without limitation bike schemes) in the Relevant Period with a view to providing the resultant advertising opportunities to clients.

9.7	“Group Company” shall be as defined in the Contract.

9.8	”Prohibited Area” means:

(a)	the United Kingdom and Ireland; and

(b)

any other country in the world where, on the Termination Date, the Company or any Group Company undertakes Restricted Business or otherwise develops, sells, supplies, or researches its products or services or where the Company is intending within 3 months following the Termination Date to undertake Restricted Business or otherwise develop, sell, or supply its products or services and in respect of which you have been responsible (whether alone or jointly with others), concerned or active on behalf of the Company or any Group Company (as applicable) or about which you had Confidential Information during any part of the Relevant Period.

9.9	”Prospective Customer” means:

(a)

any person, firm, company or other organisation with whom the Company or any Group Company has had any negotiations or material discussions in the Relevant Period regarding the supply by the Company or any Group Company of products or services including without limitation any advertisement space (whether static or moveable and whether indoor or outdoor), and/or any other advertising opportunity; and

(b)

any municipality or private landlord to whom the Company or any Group Company in the Relevant Period has tendered, prepared to tender, or with whom the or any Group Company has had any material negotiations for the provision of out of home services or any urban infrastructure services (including without limitation bike schemes) with a view to providing the resultant advertising opportunities to clients.

9.10	”Relevant Period” shall mean the 12 months immediately preceding the Termination Date;

9.11	”Restricted Business” means the business of, (i) directly or (ii) indirectly:

(a)	owning, leasing operating and/or developing advertising structures including advertising panels designed to display advertisements (whether static or moveable and whether indoor or outdoor); and/or

(b)

supplying, or tendering for any contract to supply out of home services and/or urban infrastructure services (including, without limitation, bike schemes) to municipality and private landlords with a view to providing the resultant advertising opportunities to clients.

9.12	“Supplier” means any person, company, business entity or other organisation whatsoever who:

(a)	has supplied goods or services to the or any Group Company during any part of the Relevant Period; or

(b)	has agreed prior to the Termination Date to supply goods or services to the Company or any Group Company to commence at any time in the twelve months following the Termination Date; or

(c)	as at the Termination Date, supplies goods or services to the or any Group Company under an exclusive contract or arrangement between that supplier and the Company or any Group Company.

9.13	“Termination Date” shall mean the date upon which your employment with the Company terminates.

9.14

“Target Business Entity” means any business howsoever constituted which was at any time during the Relevant Period a business with which the Company or any Group Company had entered into negotiations, had approached or had identified as (i) a potential target with a view to its acquisition by the Company or any Group Company; or (ii) a potential party to any joint venture with the Company or any Group Company, and in either case where you had a material degree of knowledge about such approach or negotiations or identification.